EXHIBIT 99.1
                                                                    ------------

SEMOTUS SELLS PRODUCT LICENSE TO INNOFONE.COM FOR $3.75
MILLION IN STOCK
Tuesday July 24, 7:00 am ET
FUTURE MILESTONES INCLUDE POTENTIAL ASSET SALE AND MERGER

LOS GATOS, Calif., July 24, 2007 (PRIME NEWSWIRE) -- Semotus Solutions, Inc. (AMEX:DLK - News), a software solutions company for enterprise mobility, today announced that it has sold a royalty free license for its HipLinkXS and Clickmarks software applications to Innofone.com Incorporated (OTC BB:IMEN.OB -
News), currently the first public company to focus exclusively on IPv6 (Internet Protocol version 6, also known as the New Internet). This license allows Innofone to sell the Semotus products under certain terms and conditions of the license agreement.

Innofone will pay to Semotus $3.75 million in common stock as consideration for the license. The common stock will be restricted, but Semotus will have demand and piggyback registration rights. Additionally, there is a post-closing purchase price adjustment on the stock, should the stock fall below $3.75 million in value. However, the price adjustment only goes into effect if Innofone moves forward with certain future transactions with Semotus, as outlined below. Finally, Innofone has a right to buy back its common stock in cash for $3,750,000, for a period of one year, should the future transactions not be completed with Semotus.

Commenting on the transaction, Anthony LaPine, CEO of Semotus, stated: "I am pleased to have entered into this agreement, which reflects the value of our software applications and strengthen our balance sheet. We expect the sale of this license will contribute to our shareholder's equity and give Semotus additional options in its quest to maximize shareholder value through future M&A transactions."

In addition, Semotus has given Innofone an option to buy certain Semotus assets including the Hiplinkxs and Clickmarks assets, the complete terms and conditions of which have not yet been fully defined or agreed upon. This asset sale will require a payment of $250,000 and a convertible note for $500,000. Additionally, Innofone must have at least $1,000,000 in operating cash prior to the close of the sale. Such a transaction would also require approval by each Company's Boards of Directors, the American Stock Exchange and Semotus shareholders. Innofone has 90 days to complete the asset purchase.

If the asset sale does close, Innofone will then have a right of first refusal to merge with Semotus, the complete terms and conditions of which have not yet been fully defined or agreed upon. This right of first refusal will last for a period of 90 days. Innofone must have a net shareholder value of at least $4,000.000 and operating cash of $2,000,000 in order to qualify for this merger opportunity with Semotus. In addition, the merger must be approved by the Board of Directors of both companies, the American Stock Exchange and Semotus Shareholders.

LaPine added, "At this point in time, there is no contractual exclusivity related to the potential Citytalk merger. This transaction with Innofone provides a viable reorganization alternative for Semotus, and should Innofone's right of first refusal come to fruition, we will determine which transaction is in the best interest of the Company and our shareholders."

LaPine concluded, "This deal with Innofone will strengthen our balance sheet and give Semotus an additional option in determining the best course of action for its shareholders. We are looking forward to working with Alex Lightman, CEO of Innofone in creating greater shareholder value for Semotus stakeholders."

Alex Lightman, Innofone's President, CEO, CFO and Director, commented: "We believe in the products, technology and management of Semotus and are eager to leverage those assets to the mutual benefit of both Companies. I look forward to working with Mr. LaPine and the whole Semotus team in creating a lasting partnership for the future."

An SEC form 8K will be filed within the next 3 days which will include a copy of the signed License Agreement.

About Semotus Solutions

Founded in 1993, Semotus Solutions (AMEX:DLK - News) is a provider of software for the mobile enterprise, connecting people to critical business systems, information and processes. Semotus has a Fortune 1000 customer base including Lockheed Martin, Blue Cross Blue Shield, Coca-Cola, Hewlett Packard, Nextel Communications, JP Morgan Chase and The United Nations. Semotus Solutions' software provides mobility, convenience, efficiency and profitability in the areas of workforce automation, finance, health care and m-commerce. For more information, please visit the following web sites: http://www.semotus.com; http://www.hiplinkwireless.com; http://www.clickmarks.com;
http://www.expandbeyond.com.

About Innofone.com Incorporated

Innofone.com, Inc. with its wholly owned subsidiaries, Mobile Technology Group
(MTG), and IPv6 Summit, Inc., is currently the first public company to focus exclusively on Internet Protocol version 6 (IPv6). MTG supplies cutting-edge services for wireless transactions, messaging and content delivery, while IPv6 Summit organizes world-class conferences and offers training and consulting related to IPv6 for government and commercial Information Technology (IT) customers. http://www.innofone.com

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "intends," "believes," and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to secure additional sources of finance, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statement due to such risks and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.


CONTACT:

         Semotus Solutions, Inc.
         Tali Durant
         (561) 748-8896
         ir@semotus.com